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                                                                  EXHIBIT (8)(A)


                        SULLIVAN & CROMWELL TAX OPINION


                      [LETTERHEAD OF SULLIVAN & CROMWELL]


                                                                   July 26, 1999


First Union Corporation
One First Union Center
Charlotte, North Carolina 28288

Ladies and Gentlemen:

    We have acted as counsel to First Union Corporation, a North Carolina corporation ("First Union"), in connection with the planned merger (the "Merger") of First Union Delaware, Inc., a Delaware corporation and a wholly-owned subsidiary of First Union ("Merger Sub"), with and into EVEREN Capital Corporation, a Delaware corporation ("EVEREN"), pursuant to the Agreement and Plan of Merger, dated as of April 25, 1999, as amended and restated on May 27, 1999 (the "Agreement"), by and among EVEREN, First Union and Merger Sub. Capitalized terms used but not defined herein shall have the meanings specified in the Registration Statement pertaining to the Merger or the appendices thereto (including the Agreement).


    We have assumed with your consent that (1) the Merger will be effected in accordance with the Agreement and pursuant to applicable state corporation laws and (2) the representations contained in the letters of representation from First Union and EVEREN to us dated July 26, 1999 were true and correct when made and will be true and correct at the Effective Time.


    On the basis of the foregoing, and our consideration of such other matters of fact and law as we have deemed necessary or appropriate, it is our opinion, under presently applicable federal income tax law, that:

        (i)  the Merger will constitute a reorganization within the meaning of
    Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"); and

        (ii) no gain or loss will be recognized by EVEREN stockholders on the exchange of their shares of EVEREN common stock for First Union common stock pursuant to the Merger, except with respect to cash received in lieu of fractional shares.

    We express no opinion as to the tax consequences to EVEREN stockholders that are dealers in securities, traders in securities that elect to use a mark-to-market method of accounting, tax-exempt organizations, insurance companies, financial institutions, foreign persons, persons that hold EVEREN common stock as part of a straddle or conversion transaction and persons who acquired shares of EVEREN common stock through the exercise of employee stock options or rights or otherwise as compensation or through a tax-qualified retirement plan.

    We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and all amendments thereto and to the references to this opinion in the Registration Statement (and all amendments thereto). In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1993.

                                          Very truly yours,


                                          /s/ Sullivan & Cromwell